Exhibit 15

                                         Baird, Kurtz & Dobson
                                         200 East 11th Avenue
                                            P. O. Box 8306
                                         Pine Bluff, AR 71611

October 30, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sirs:

     We are aware that Simmons First National Corporation has incorporated our report dated August 6, 1998, by reference with respect to the unaudited consolidated financial statements of Simmons First National Corporation included in its Quarterly Report (Form 10-Q) for the three months and six months ended June 30, 1998, in the Registration Statement (Form S-4) and the related Prospectus for the registration of 301,833 shares of common stock of Simmons First National Corporation. We are also aware of our responsibilities under the Securities Act of 1933.


                                          /s/ Baird, Kurtz & Dobson, CPAs